EXHIBIT 10.1
                                                     ------------


               PRINCIPLES FOR AN AGREEMENT BETWEEN
     THE METROPOLITAN WATER DISTRICT OF SOUTHERN CALIFORNIA
           AND CADIZ LAND COMPANY, INC. ("PRINCIPLES")

     The Metropolitan Water District of Southern California ("Metropolitan") and Cadiz Land Company, Inc. ("Cadiz") have jointly evaluated the feasibility of a water storage and supply program, referred to as the Cadiz/Fenner Water Storage and Supply Program ("Program"), and have determined that the Program is feasible and beneficial to both Metropolitan and Cadiz (referred to collectively as the "Parties"). As proposed, Metropolitan would store a minimum of 500,000 acre-feet ("AF") of its Colorado River water in the groundwater basin underlying Cadiz land holdings in the Cadiz and Fenner valleys in San Bernardino County, California. This water would be conveyed to the Cadiz/Fenner storage area via a pipeline from the Colorado River Aqueduct ("CRA"). Upon request of Metropolitan, Cadiz would extract the stored water and convey it back to the CRA. Metropolitan would also purchase for transfer to the CRA a minimum of 1,100,000 AF of indigenous groundwater from the Cadiz/Fenner groundwater basin during the 50-year term of the Program. The stored and transferred water would be delivered to Metropolitan on demand as a supplemental, dry year supply.

     In addition to these minimum amounts of storage and supply, Metropolitan could store additional Colorado River water and purchase for transfer additional indigenous groundwater as technically and environmentally feasible. All Program capital facilities would be dedicated to Metropolitan's use. The Parties propose to prepare a comprehensive agreement (the "Agreement") consistent with these Principles, final implementation of which will become effective only when all appropriate institutional and environmental requirements are met, and all necessary conditions precedent have been satisfied.

                            RECITALS

     A. WHEREAS, Cadiz is a publicly-held agricultural company that owns and manages substantial land and water resources throughout central and southern California, including more than 27,000 acres (43 square miles) of land located in the Cadiz and Fenner valleys of San Bernardino County, California (the "Property");

     B. WHEREAS, Cadiz, as one of the largest United States growers and marketers of table grapes, stone fruit and specialty row crops, has developed farming operations at the Property using water-conserving irrigation techniques and has completed an Environmental Impact Report, certified by the County of San Bernardino, which approved the development of up to 9,600 acres of irrigated agriculture and affirmed the withdrawal and use of indigenous groundwater;

     C. WHEREAS, Metropolitan was created in 1928 under the Metropolitan Water District Act for the purpose of providing supplemental water supplies to the cities and communities of southern California within its 5,155 square-mile service area, which includes portions of Los Angeles, Orange, San Diego, Riverside, San Bernardino, and Ventura Counties;

     D. WHEREAS, Metropolitan has entitlements to Colorado River water pursuant to the 1928 Boulder Canyon Project Act, the United States Supreme Court 1963 opinion in ARIZONA V. CALIFORNIA and subsequent decrees and contracts with the United States and others;

     E. WHEREAS, Metropolitan owns and operates the CRA which imports water from the Colorado River for use in southern
California;

     F. WHEREAS, California law and water policy all recognize the importance of groundwater storage and conjunctive use programs in meeting the water supply needs of the state;

     G. WHEREAS, the proposed Program would provide storage and dry year supply opportunities which are necessary components of the California 4.4 Plan;

     H. WHEREAS, storage programs for Colorado River water supplies will provide for more efficient use of this water resource, which is a critical component of the water supply for over 16,000,000 people in Southern California and which will ease demands and impacts on the sensitive Bay/Delta ecosystem providing a significant benefit to the environment and to all the people of California;

     I. WHEREAS, various studies and reports prepared by public agencies and accredited consultants confirm that the Property overlies a large groundwater basin that has significant water recharge and storage capabilities and which can yield substantial amounts of high-quality water in excess of the present and projected agricultural requirements of Cadiz;

     J. WHEREAS, various hydrological, environmental, and engineering studies and reports, together with empirical data acquired by Cadiz from more than fourteen years of groundwater pumping for irrigation, confirm that the Property is well suited technically, environmentally, and economically for a storage and supply program, involving both storage of Colorado River water and transfer of indigenous groundwater;

     K. WHEREAS, the Parties have jointly reviewed the feasibility of the Program and have concluded that the Program is technically feasible; and the Parties therefore desire to finalize an appropriate water management strategy that achieves reasonable and beneficial conjunctive use of Colorado River water and Cadiz indigenous groundwater by the operation of a conjunctive use program that entails the delivery of high quality, reliable, supplemental water supplies to Metropolitan on a long-term basis for use within its service area;

     L. WHEREAS, the Parties recognize that environmental documentation of this Program is required for compliance with the California Environmental Quality Act ("CEQA") and the National Environmental Policy Act ("NEPA"), and that this Program is subject to compliance with CEQA and NEPA; and

     M. WHEREAS, the Principles reflect the basic parameters of the Program and provide a scope for environmental review. In compliance with CEQA and NEPA, the Principles are not a legally binding document, information regarding the Program which is discovered during the environmental review phase will be taken fully into account in analyzing the Program.

          NOW THEREFORE, the Parties desire to document their demonstrated commitment to pursuing such a Program by agreeing to these Principles as the basis for preparing the Agreement which will be brought to the respective Boards of both Parties for final action.

                           PRINCIPLES

     1.   STORAGE PROGRAM COMPONENT
          -------------------------
          1.1 Metropolitan shall Put (as defined in Section 4.1) a minimum of 500,000 AF of its CRA water for storage in the Cadiz/Fenner groundwater basin within five (5) years from commencement of Program operations or will pay equivalent fees, on an annual basis, to Cadiz pursuant to Section 5 of these Principles. Put water shall be returned to Metropolitan upon request at the rate of 100,000 AF per year. Metropolitan shall Take (as defined in Section 4.1) the minimum stored Put water within 20 years of commencement of Program operations, or will pay equivalent fees to Cadiz pursuant to Section 5 of these Principles. In the event Metropolitan pays equivalent Put and/or Take fees, Metropolitan shall receive a credit to be applied to future Put and Take of CRA water.

          1.2 In order to maximize the benefits of the Agreement to both Parties, after Metropolitan has Put 500,000 AF of CRA water to storage pursuant to Section 1.1, Metropolitan may continue to Put, Store, and Take (as defined in Section 4.1) water through the Program capital facilities during the term of the Agreement.

          1.3 Transportation and evaporation losses of stored CRA water shall be set at 10% and may be changed after further study at the mutual consent of both Parties. Such losses shall be deducted after payment of the Put Fee but prior to payment of the Take Fee and the Storage Fee as described in Section 5.1. All water placed in storage as part of the Agreement, minus the losses, shall be returned to Metropolitan upon request.

     2.   DRY YEAR SUPPLY (TRANSFER) PROGRAM COMPONENT
          --------------------------------------------

          2.1 Metropolitan shall purchase from Cadiz a minimum of 1,100,000 AF of indigenous groundwater for transfer to Metropolitan during the 50-year term of the Agreement pursuant to the agreed upon purchase schedule in Section 5.2. Metropolitan may purchase available additional indigenous groundwater for transfer to Metropolitan under the same terms and conditions, consistent with the safe operation of the groundwater basin and requirements of the groundwater management plan as described in
Section 2.2.

          2.2 To ensure long-term management of the groundwater resource, the Parties shall implement a comprehensive groundwater monitoring and management plan. The plan shall include all specific technical criteria, operating procedures, monitoring, and reporting procedures necessary to ensure that any potential adverse impacts to the groundwater resource will be avoided or mitigated.

     3.   CONSTRUCTION OF FACILITIES FOR STORAGE AND DRY YEAR
          --------------------------------------------------
          SUPPLY (TRANSFER) PROGRAM
          --------------------------

          3.1 The Parties shall jointly fund construction of and jointly own the facilities needed to operate the Program ("Program Capital Facilities"). The Agreement shall specify the Parties' respective responsibilities for all Program Capital Facilities. In this regard, it is contemplated that the Program would involve the following new Program Capital Facilities:

               3.1.1     Spreading and Recovery Facilities -- The
Parties will construct, own, and operate facilities consisting of: (1) approximately 640 acres of spreading facilities; and (2) approximately 33 extraction wells.

               3.1.2 Conveyance Pipeline -- The Parties will construct, own, and operate a bi-directional pipeline from the Property to the CRA, as well as the related pumping facilities and appurtenances capable of base loaded operation of approximately 100,000 AF per year (approximately 135 cfs) to and from the CRA.

          3.2 Responsibility for funding design, construction, and program implementation costs of the Program Capital Facilities shall be shared equally by the Parties. The Parties estimate that design, construction, and program implementation costs of the Program Capital Facilities described above in sections 3.1.1 and 3.1.2 shall be approximately $125 million to $150 million. Cadiz shall fund its 50% portion through its corporate resources. Metropolitan, with the joint cooperation of Cadiz, shall arrange for its 50% portion of the funding.

          3.3 Design, construction, and Program implementation costs are estimated to be within the range of $125 million - $150 million. The costs within that range are to be shared equally by the Parties. If such costs should be below $125 million for any reason, the savings shall be shared equally by the Parties. If such costs should be above $150 million due to a request from one Party for a change in design, construction, implementation, or base load operation, the Party requesting the change shall bear the responsibility for funding that cost overage. If such costs should be above $150 million due to reasons not known at this time, the Parties shall renegotiate the Agreement. The Parties shall remain free to mutually share the cost of changes in design, construction, and implementation.

     4.   PROGRAM OPERATIONAL REQUIREMENTS
          -------------------------------

          4.1 The Program Capital Facilities shall have the capacity to convey water from the CRA to the Cadiz/Fenner area and recharge the water into the groundwater basin underlying the Cadiz/Fenner area ("Put"); to store water in the Cadiz/Fenner basin ("Store"); and to extract stored water and convey it back to the CRA ("Take"). In addition, the Program shall be capable of extraction and conveyance of indigenous groundwater from the Cadiz/Fenner basin to the CRA ("Transfer").

          4.2 Upon commencement of operations, the Program shall have the capacity to Put 100,000 AF (approximately 135 cfs) into storage per year. The Program shall have the capacity to Take 100,000 AF of water per year from storage and convey it back to the CRA, or to Transfer 100,000 AF of indigenous groundwater to the CRA in the course of one year. During the environmental review phase, the parties will analyze the operational requirements of the program to optimize the layout and sizing of the facilities, subject to the provisions of Section 3.3 above.

          4.3 Throughout the term of the Agreement, the Program shall have the capacity to Store a minimum of 500,000 AF of CRA water in the Cadiz/Fenner groundwater basin.

          4.4 The Parties shall be jointly responsible for taking all steps needed to implement Put, Store, Take, and Transfer operations and convey the stored and transferred water to Metropolitan. Metropolitan shall have responsibility for the physical operation of the Program, and the Agreement shall specify the respective responsibilities of the Parties for all other Program operations.

     5.   PROGRAM COMPONENT FEES
          ----------------------

          5.1  STORAGE COMPONENT FEES
               ----------------------

               5.1.1 Metropolitan shall pay Cadiz $90 per AF of CRA water Metropolitan cycles through the Program Capital Facilities. The $90 per AF rate shall be based on a rate of $50 to Put such water ("Put Fee") and $40 to Take such water ("Take Fee").

               5.1.2     Metropolitan shall pay a "Storage Fee"
of $5 per AF every year that Metropolitan's CRA water is stored in the Cadiz/Fenner groundwater basin.

               5.1.3 Commencing concurrently with the initial operation of the Program, the Put Fee, Take Fee, and Storage Fee shall be adjusted annually to account for inflation.

               5.1.4     After the minimum 500,000 AF are Put
into storage, as referenced in Section 1.1, additional CRA water may be cycled through the Program in accordance with the fees described in Section 5.1.

          5.2  DRY YEAR SUPPLY (TRANSFER) COMPONENT FEES
               -----------------------------------------

               5.2.1 Metropolitan shall pay Cadiz a "Transfer Fee" for the purchase of transferred indigenous groundwater. The Transfer Fee shall be based on an initial rate of $230 per AF ("Base Rate"). The payments shall be structured as follows for the first 500,000 AF:

               1st 500,000 AF
               ------------------

               a)   $110 per AF to be paid upon
                    completion of permits and approvals necessary for program implementation including, but not limited to, certification of the EIR/EIS for the Program;

               b)   $120 per AF to be paid upon
                    completion of the conveyance and spreading facilities. This payment is to be adjusted for the Water Price Index described in
                    Section 5.3 below.

               5.2.2 Metropolitan shall purchase from Cadiz an additional 600,000 AF of indigenous groundwater (beyond that described in Section 5.2.1) for Transfer to Metropolitan during the 50-year term of the Agreement pursuant to the following schedule:

               1st 200,000 AF
               ------------------

               a) Base Rate adjusted for the Water Price Index to be paid upon delivery to the CRA or 10 years after commencement of operations, whichever is earlier;

               b) After adjustment of the Base Rate for the Water Price Index, Metropolitan to receive approximately a 5% discount.

               2nd 200,000 AF
               ------------------
               a) Base Rate adjusted for the Water Price Index to be paid upon delivery to the CRA or 20 years after commencement of operations, whichever is earlier;

               b) After adjustment of the Base Rate for the Water Price Index, Metropolitan to receive approximately a 5% discount.

               3rd 200,000 AF
               ------------------

               a) Base Rate adjusted for the Water Price Index to be paid upon delivery to the CRA or 30 years after commencement of operations, whichever is earlier;

               b) After adjustment of the Base Rate for the Water Price Index, Metropolitan to receive approximately a 5% discount.

          5.3. WATER PRICE INDEX
               -----------------

               Fees under the transfer program described in
Section 5.2 will be adjusted periodically based upon an index
(the "Water Price Index") which will be derived from the concepts contained in Exhibit "A".

          5.4  WATER QUALITY FEE
               -----------------

               The Parties recognize that the delivery of low TDS indigenous groundwater from the Cadiz/Fenner groundwater basin into the CRA provides a water quality benefit to Metropolitan. The Parties further recognize that this benefit will vary depending on numerous factors, such as the flow in the CRA at the time of Transfer, the actual quality of the water delivered under the Program, the availability of blending water supplies, and/or the eventual addition of treatment facilities. Accordingly, Metropolitan will pay a fee for the water quality benefit of the water delivered from the Program to the CRA at the end of the year of actual delivery. This fee will be additive to both the Take Fee and the Transfer Fee. The Water Quality Fee shall be calculated annually based on the concepts contained in the "Water Quality Fee Formula", attached as Exhibit "B".

     6.   ADDITIONAL PROGRAM USAGE COMMITMENTS
          -------------------------------------

          Metropolitan agrees to Put a minimum of 500,000 AF of CRA water into groundwater storage under this Program and purchase a minimum of 1,100,000 AF of indigenous groundwater under this Program as previously discussed in these Principles. In accordance with the fees described in Section 5 and subject to the availability for Transfer of 400,000 AF of indigenous groundwater, or a pro rata portion thereof, Metropolitan agrees to (a) Put an additional 400,000 AF of CRA water through the Program in addition to the initial Put of 500,000 AF; or (b) purchase an additional 400,000 AF of indigenous groundwater beyond the initial 1,100,000 AF; or (c) any combination of "(a)" and "(b)" totaling the additional amount of indigenous groundwater available for transfer up to 400,000 AF. Nothing contained in these Principles shall be construed to mean the Parties would limit the Program's beneficial use of CRA water supplies or Cadiz indigenous groundwater supplies, consistent with the safe operation of the groundwater basin.

     7.   SECURITY ASSURANCES
          -------------------

          7.1 Metropolitan's interests in the storage portion of the Program will be secured by placing stored water in a trust along with easements for use of the spreading basins, extraction wells, and conveyance pipeline.

          7.2 Metropolitan's interests in the transfer portion of the Program will be secured by the trust provisions described in Section 7.1 and an appropriate security interest in the Property and/or appropriate financial securities.

          7.3 Cadiz agrees that it will not deed ownership of the Property without the written permission of Metropolitan during the term of the Agreement. Metropolitan agrees that such permission will not be unreasonably withheld or delayed. Any transfer of property must ensure that the Program is secured against non-performance.

          7.4 To the extent there is a partial non-performance of the Program, Metropolitan's interests shall be secured by an appropriate security interest in the Property and/or appropriate financial securities.

     8.   CONDITIONS PRECEDENT
          --------------------

          8.1 The Parties recognize that environmental documentation is required for compliance with CEQA and NEPA and that this Program is subject to compliance with CEQA and NEPA. Until completion of compliance with CEQA and NEPA, the Parties are unable to determine the full range and scope of potential impacts associated with the Program. Accordingly, both Parties retain the right to reevaluate the Program and, if necessary, not proceed with the Program if the environmental review determines that the benefits of the Program do not outweigh any unavoidable adverse environmental impacts associated with the Program.

          8.2 Based on Metropolitan's minimum commitments to the Program, the melded cost of the storage and transfer components is currently $205 per AF (1998 dollars), not accounting for adjustments for the price index, water quality benefit, O&M and power. By the end of the environmental review phase, should such melded cost be exceeded, the Parties agree that the Program may not proceed as specified under these Principles, and the Parties will reevaluate whether or not to proceed with the Program or renegotiate the Agreement. In addition, should such melded cost be exceeded or as otherwise mutually acceptable, the Parties may separate the Program components and proceed with just the separate transfer or storage component of the Program.

          8.3 The Parties have concluded this Program is technically feasible. The Parties shall reevaluate the Program or renegotiate the Agreement if detailed environmental review reveals clear and objective technical or legal reasons why the Program cannot be completed as planned in the Principles and the Agreement.

          8.4 Metropolitan will contract with a nationally recognized financial consultant to review the scope and structure of the final agreement to advise Metropolitan that the Program is financially sound and fair to the Parties in the context of a dry year water supply program.

     9.   MISCELLANEOUS PROVISIONS
          ------------------------

          9.1 Cadiz has no existing water storage or supply programs with other parties regarding the Property. Metropolitan shall have exclusive use of the Program Capital Facilities described in Section 3 above for the term of the Agreement, and Cadiz shall not enter into any water storage or supply programs with other parties regarding the Property during the term of the Agreement without the written permission of Metropolitan.

          9.2 If Cadiz does not convey water to Metropolitan when required under the terms of the Agreement, Metropolitan may require specific performance from Cadiz and/or exercise its right under a security interest in the Property. Metropolitan agrees that Cadiz may propose to meet its conveyance commitments by providing water to Metropolitan via alternate sources, and Metropolitan agrees that it will consider such a proposal.

          9.3 Metropolitan or another appropriate public agency shall be the lead agency on the environmental documentation. The Parties shall share responsibility on obtaining any institutional approvals required under the Program, and shall be responsible for preparing such documentation and obtaining any necessary permits. Metropolitan and Cadiz shall share equally the costs for such documentation and approvals.

     10.  TERM OF THE AGREEMENT
          ---------------------

          The basic term of the Agreement shall be for 50 years, and may be extended under terms and conditions mutually agreed upon by the Parties. At the end of the term of the Agreement, the Parties shall each own half of the Program Capital Facilities constructed for operation of the Program. If the Parties fail to reach agreement on an extension or renegotiation, Cadiz may negotiate with third parties. Metropolitan shall have a right of first refusal on any agreement with a third party. Any new agreement with a third party must provide reasonable compensation for use of the Metropolitan funded portion of Program Capital Facilities.

     11.  EARLY TERMINATION OF AGREEMENT
          ------------------------------

          11.1 Should the conditions precedent described in
Section 8.1 or 8.3 not be met before completion of the environmental review phase, either Party may initiate renegotiation of the Agreement at that time. At such point, all work shall cease and the Parties shall each be responsible for one half of the costs incurred on the studies and environmental documentation process from the date of execution of these Principles to that point.

          11.2 Should the water management and supply benefits of the Program be materially reduced prior to the completion of the environmental review phase due to materially changed conditions, Metropolitan shall immediately notify Cadiz. As used herein, "materially changed conditions" shall be defined as (a) significant reductions in Metropolitan's projected water demands, or (b) significant changes in Colorado River water availability as determined by the Secretary of the Interior or by the United States Bureau of Reclamation that would result in a critical lack of water available for storage or a critical lack of capacity in the CRA for Program water due to long-term surplus conditions on the Colorado River. The Parties agree that under no circumstances shall the meaning of materially changed conditions be interpreted to include changed conditions that are the result of actions undertaken by Metropolitan or Cadiz. In circumstances of materially changed conditions, the Parties shall enter into renegotiations to address the materially changed conditions. If renegotiations cannot resolve the issues caused by the materially changed conditions, either Party may terminate the Agreement. In the case of Agreement termination, the Parties shall continue to share the cost of and shall take the actions necessary to complete the environmental review phase. Metropolitan shall be reimbursed for its costs in preparation of the environmental documentation if a third party should enter into an agreement with Cadiz for a water storage and/or supply program on the Property.

     IN WITNESS WHEREOF, The Parties hereto have executed these
Principles on this 14th day of August, 1998.

The Metropolitan Water District
  of Southern California

By:  /s/ John R. Wodraska
     ---------------------
     John R. Wodraska
     General Manager
                                   Approved as to form:

                                   By:  /s/ Gregory Taylor
                                        ---------------------
                                        N. Gregory Taylor
                                        General Counsel
Cadiz Land Company, Inc.

By:  /s/ Keith Brackpool
     -------------------------
     Keith Brackpool
     Chief Executive Officer


Attachments (Exhs. A&B)

                               EXHIBIT A

                           WATER PRICE INDEX

     The Cadiz Land Company, Inc. ("Cadiz") and The Metropolitan Water District of Southern California ("Metropolitan") are developing an agreement that will provide for the implementation of the Cadiz/Fenner Water Storage and Supply Program. One feature of this program is the transfer of indigenous groundwater to Metropolitan over the fifty-year term of the agreement. To ensure that future payments made for this new dry-year supply represent the future value of water, a price index together with a price discount, are proposed.

     Parties commonly use indexing in long-term agreements to adjust prices (upward or downward) to reflect changes in value over time. Several indices to adjust the price of these new supplies have been evaluated and one index, an "Incremental Supply Cost Index" appears most appropriate to this program.

     In general terms, this index would measure on an annual basis Metropolitan's change in cost of water supplied by new or expanded water storage and water supply programs. On a periodic basis (for example once every three years) the price of the new water supply being provided by Cadiz would be adjusted to reflect the change (if any) in Metropolitan's cost of comparable water storage and supply programs as measured by the index. More specifically, the index would measure the change in the weighted-average costs of new water supplies available to Metropolitan and possibly other Southern California water providers.

     A pricing discount provision is proposed to be a part of this index formula and program agreement to ensure Metropolitan would at all times pay a lesser cost for Cadiz indigenous water than the cost of comparable water supplies. In summary, the features and benefits of the proposed price index are summarized as follows:

- Fair - index would be the most relevant and objective measure of change in value of the water to be supplied by the Program.

- Affordable - index would ensure the cost of water supplied under the program would not exceed the average cost supplied by the region's other incremental water storage and/or supply programs.

- Responsible - index would ensure future rate-payers are not put at risk as the result of speculation, or obligated to pay fixed rates for water that may in the future overstate Metropolitan's cost to purchase comparable water supplies.

- Manageable - index would preclude erratic pricing fluctuations (spikes) due to temporary hydrological conditions or other anomalies.

- Flexible - index could be modified at a future date if it were determined the index was no longer the most appropriate method to assess the change in the value of indigenous Cadiz groundwater.
                               EXHIBIT B

                      WATER QUALITY BENEFIT INDEX

One important water quality objective of Metropolitan is to reduce the total dissolved solids (TDS") of its supplies to approximately 500 mg/l. Historically, Metropolitan has achieved this objective by blending high TDS Colorado River water with other available sources of supplies with lower TDS levels. The introduction of alternative supply sources with lower TDS levels than the Colorado River TDS levels therefore has the potential to provide water quality benefits to Metropolitan.

A significant part of the Cadiz Program is the introduction of water containing lower TDS, organic carbon and bromides than other sources currently available. In accomplishing this, Metropolitan could realize water quality benefits (avoided costs), when the program delivers water to the CRA, either through direct transfer or exchange of CRA water for Cadiz' indigenous groundwater.

To measure the possible water quality benefits (based on Metropolitan's actual cost savings), a Water Quality Index is proposed. This Water Quality Index would adjust the price Metropolitan pays for alternative water supplies. The index would be based on the many factors that impact the cost of Metropolitan's overall system water quality. These factors include, but are not limited to, the following:

          -    TDS of Cadiz's supplies

          -    TDS of CRA supplies

          -    TDS of SWP supplies

          -    Metropolitan water demands

          -    Potential Desalination facilities

          -    Ozone Treatment facilities

Because these factors vary from year to year, the Index will be performance-based and will measure only Metropolitan's actual cost savings resulting from the use of the program. If and when
Metropolitan realizes actual cost savings, the price to be paid for water supplied by the Program would be adjusted accordingly.